                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [ ]

         Check the appropriate box:
         [ ] Preliminary Proxy Statement            [ ]  Confidential, for Use
                                                         of the Commission
                                                         Only (as permitted by
                                                         Rule 14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              HARBINGER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

     (5)  Total fee paid:

           ---------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

           ---------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

           ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

           ---------------------------------------------------------------------

     (3)  Filing Party:

           ---------------------------------------------------------------------

     (4)  Date Filed:

           ---------------------------------------------------------------------

                              HARBINGER CORPORATION
                            1277 Lenox Park Boulevard
                             Atlanta, Georgia 30319
                                 (404) 467-3000


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2000

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Harbinger Corporation (the "Company") will be held at the J.W. Marriott, 3300 Lenox Road N.E., Atlanta, Georgia 30326, at 9:00 a.m., Atlanta, Georgia time, on Friday, April 25, 2000 (the "Meeting"), to consider and act upon:

         1. the election of four persons to serve as members of the Company's Board of Directors;

         2. a proposal to increase the number of shares available for issuance under the Company's 1996 Stock Option Plan from 8,737,500 shares to 9,737,500 shares, an increase of 1,000,000 shares;

         3. a proposal to increase the number of shares available for issuance under the Company's Amended and Restated Employee Stock Purchase Plan from 487,500 shares to 587,500 shares, an increase of 100,000 shares;

         4. a proposal to increase the number of shares available for issuance under the Company's Amended and Restated 1993 Stock Option Plan for Nonemployee Directors from 525,000 shares to 875,000 shares, an increase of 350,000 shares;

         5. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

         6. such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors fixed the close of business on March 8, 2000, as the record date to determine those shareholders entitled to notice of and to vote at the Meeting.

                                     By Order of the Board of Directors,

                                     /s/ Loren B. Wimpfheimer

                                     Loren B. Wimpfheimer
                                     Vice President Business Development,
                                     General Counsel and Secretary
March 31, 2000
Atlanta, Georgia


                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              HARBINGER CORPORATION
                            1277 LENOX PARK BOULEVARD
                             ATLANTA, GEORGIA 30319
                              --------------------

                                 PROXY STATEMENT
                              ---------------------

                                 APRIL 25, 2000
                         -------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

SHAREHOLDERS MEETING

         This Proxy Statement and the enclosed proxy card (the "Proxy") are furnished on behalf of the Board of Directors of Harbinger Corporation, a Georgia corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on April 25, 2000 at 9:00 a.m., Atlanta, Georgia time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the J.W. Marriott, 3300 Lenox Road N.E., Atlanta, Georgia 30326. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about March 31, 2000 to all shareholders entitled to vote at the Annual Meeting.

SHAREHOLDERS ENTITLED TO VOTE

         Only holders of record of common stock ("Common Stock") at the close of business on March 8, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 8, 2000, the Company had outstanding and entitled to vote 39,594,515 shares of Common Stock. Each holder of record of Common Stock on such date is entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy may revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed Proxy will be counted for the purposes of determining the existence of a quorum at the Annual Meeting, whether or not the shareholder votes on any matter to be acted on at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

COUNTING OF VOTES

         The purpose of the Annual Meeting is to consider and act upon the matters, which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed Proxy provides a means for a shareholder to vote upon all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of the nominees. The Company's Bylaws provide that Directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a Director than those cast against election of such Director. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

         The accompanying Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on proposals two through five set forth in the accompanying Notice of Annual Meeting is required for the approval of each such proposal. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to proposals two through six will have the same effect as a vote against these proposals. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to proposals two through six, but they will have the effect of reducing the number of affirmative votes required to approve those proposals, because they reduce the number of shares present or represented from which a majority is calculated. There are no dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

PROXIES AND SOLICITATION

         When the enclosed Proxy is properly signed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of proposals two through five.

         Proxies will be solicited from the Company's shareholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and the Company estimates that the fee payable for such services will be less than $10,000. It is possible that directors, officers and other employees of the Company may make further solicitation personally or by telephone, facsimile or mail. Directors, officers and other employees of the Company will receive no additional compensation for any such further solicitation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the amount and percent of shares of Common Stock which, as of March 8, 2000, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of the Company, by each nominee for election to the Board of Directors, by each executive officer of the Company, by all directors, nominees and executive officers of the Company as a group, and by any person or "group" (as that term is used in the Securities Exchange Act of 1934, as amended) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock.

                                                                COMMON STOCK BENEFICIALLY OWNED(1)
                                                              ----------------------------------------

                                                              NUMBER OF SHARES OF           PERCENTAGE
DIRECTORS AND EXECUTIVE OFFICERS                                  COMMON STOCK               OF CLASS
                                                              -------------------           ----------
Stuart L. Bell(2).......................................             101,687                    *
David Hildes(3).........................................           1,431,417                  3.6
C. Tycho Howle(4) ......................................             704,809                  1.8
William B. King(5)......................................              99,474                    *
Benn R. Konsynski(6)....................................              52,715                    *
David T. Leach(7).......................................             982,687                  2.5
John D. Lowenberg(8)....................................             132,442                    *
Ad Nederlof(9)..........................................              76,125                    *
Klaus Neugebauer(10)....................................              63,000                    *
William D. Savoy(11)....................................           2,844,166                  7.2
James M. Travers(12) ...................................             120,507                    *
David Bursiek(13) ......................................               9,552                    *
Daniel Manack(14) ......................................               8,752                    *
James McCormick(15) ....................................              17,500                    *
Douglas Roberts(16) ....................................              50,000                    *
All executive officers and directors as a group
  (14 persons)(17) .....................................           6,694,833                  16.5%

                                                               NUMBER OF SHARES OF          PERCENTAGE
5% SHAREHOLDERS                                                  COMMON STOCK                OF CLASS
                                                               -------------------          ----------
Vulcan Ventures, Inc./Paul G. Allen
  110 110th Avenue, N.E., Suite 550, Bellevue, WA 98004....        2,740,854                   6.9%
Massachusetts Financial Services Company
  500 Boylston Street, Boston, MA 02116....................        3,924,001                   9.9

---------------
 * Less than 1% of the outstanding Common Stock.
 (1) Information with respect to "beneficial ownership" shown in the table above is based on information supplied by the directors and executive officers of the Company and filings made with the Commission or furnished to the Company by other shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 39,594,515 shares of Common Stock outstanding as of March 8, 2000 and includes shares of Common Stock subject to options that may be exercised within 60 days of March 8, 2000. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
 (2)   Includes 50,437 shares subject to options exercisable within 60 days.
 (3) Includes 1,144,217 shares held of record by Mr. Hildes, 240,000 shares held by a charitable remainder trust of which Mr. Hildes and his wife are income beneficiaries, and 47,200 shares subject to options exercisable within 60 days.
 (4) Includes 526,074 shares held of record by Mr. Howle, 41,825 shares held of record by Mr. Howle's wife, an aggregate of 16,585 held by Mr. Howle's children, 32,325 shares held in a family limited partnership for the benefit of Mr. Howle, his wife and children, and 88,000 shares held by a family limited partnership. Mr. Howle disclaims beneficial ownership of all such shares, other than shares held of record by him for his own benefit. Mr. Howle resigned as Chairman and Chief Executive Officer of the Company in January 2000.
 (5)   Includes 70,125 shares subject to options exercisable within 60 days.
 (6)   Includes 47,765 shares subject to options exercisable within 60 days.
 (7) Includes 465,600 shares held by Mr. Leach, 5,212 shares held of record by Mr. Leach's wife and 511,875 shares subject to options exercisable within 60 days.
 (8) Includes 85,442 shares held jointly by Mr. Lowenberg and his wife, 14,000 shares held by the Lowenberg Charitable Trust, the trustees of which are Mr. Lowenberg and his wife, and as to which Mr. Lowenberg disclaims beneficial ownership, and 33,000 shares subject to options exercisable within 60 days.
 (9)   Includes 61,125 shares subject to options exercisable within 60 days.
(10)   Includes 9,000 shares subject to options exercisable within 60 days.
(11) Includes 72,375 shares subject to options exercisable within 60 days. Also includes 2,740,854 shares beneficially owned by Vulcan Ventures, Inc. and Paul G. Allen, as to which Mr. Savoy disclaims beneficial ownership. Mr. Savoy is the President of Vulcan Northwest, Inc., a company that is beneficially owned by Mr. Allen. Mr. Savoy's address is 110 110th Avenue N.E., Bellevue, WA 98004.
(12)   Includes 111,269 shares subject to options exercisable within 60 days.
(13) Includes 800 shares held of record by Mr. Bursiek's wife and 8,752 shares subject to options exercisable within 60 days.
(14)   Includes 8,752 shares subject to options exercisable within 60 days.
(15)   Includes 17,500 shares subject to options exercisable within 60 days.
(16)   Includes 50,000 shares subject to options exercisable within 60 days.
(17) Includes 1,099,175 shares subject to options exercisable within 60 days and 3,174,389 shares as to which the respective director or officer disclaims beneficial ownership.

---------------

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

INTRODUCTION

         At the Annual Meeting, four directors are to be elected for the terms described below. The Board of Directors of the Company is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. James M. Travers, William B. King, Stuart L. Bell and Klaus Neugebauer currently are Class I directors whose terms expire at the Annual Meeting, and they are the nominees to serve as Class I directors for a term expiring at the Company's Annual Meeting of Shareholders in 2003.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

         The Board of Directors recommends a vote FOR each named nominee.

NOMINEES TO SERVE UNTIL THE 2003 ANNUAL MEETING (CLASS I)

         The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

     STUART L. BELL

         Mr. Bell, age 46, has been a director of the Company since April 1995. Mr. Bell has served as the Chairman of Webloyalty.com, a web marketing firm since 1999, and as the Vice-Chairman of Interval International, a time share exchange company since 1997. He served as Chairman of Innovative Medical Research, a provider of clinical trials, from January 1995 until February 1998.

     WILLIAM B. KING

         Mr. King, age 55, has been a director of the Company since January 1993. Mr. King has served as Chairman of Private Business, Inc., a banking software provider, since 1991. From 1986 until February 1995, Mr. King served as Chairman of FISI-Madison Financial Corporation, Chairman of CUC Europe, and served on the Board of Directors of CUC International.

     KLAUS NEUGEBAUER

         Dr. Neugebauer, age 61, has been a director of the Company since March 1997. Mr. Neugebauer was a co-founder of Softlab GmbH, an international software development company that was sold to BMW AG in 1991. Dr. Neugebauer is a member of a number of German industrial boards and acts as a strategic information technology advisor to the State of Bavaria and the German Federal Government, and since 1991, has been a partner in NSE, Inc., an investment firm specializing in the software industry.

     JAMES M. TRAVERS

         Mr. Travers, age 48, has been a director of the Company since March 1999. He has served as President and Chief Executive Officer of the Company since January 2000. He served as President and Chief Operating Officer from October 1998 until January 2000, as President and General Manager of the Company's Software Division from June 1997 until October 1998, and from January 1994 until June 1997, he served as President of Harbinger

Enterprise Solutions Division. From 1978 through 1994, Mr. Travers served in various managerial positions with Texas Instrument's Information Technology Group, including Vice President for North American Field Operations, and from June 1992 through December 1994 as Director of Business Development for Texas Instrument's Worldwide Applications Software Business.

CURRENT DIRECTORS

         The Directors of the Company continuing in office are Class II directors, elected to serve until the 2001 Annual Meeting, and Class III directors, elected to serve until the 2002 Annual Meeting, and are as follows:

     DAVID HILDES

         Mr. Hildes, age 49, currently serves as a Class II director and has been a director of the Company since December 1997. Mr. Hildes is a private investor. Prior to the acquisition of Premenos Technology Corp. ("Premenos") in December 1997, Mr. Hildes was Vice Chairman, Secretary and a Director of Premenos from its organization in July 1995 until its acquisition by the Company in December 1997. Mr. Hildes was a Director and the Treasurer of Premenos Corp. from October 1989 until December 1997, and Vice Chairman, Director and Secretary from July 1995 until December 1997. In connection with the terms of the Premenos acquisition, the Company nominated Mr. Hildes for election as director at the 1998 Annual Meeting of Shareholders and recommended his election to the shareholders of the Company.

     BENN R. KONSYNSKI

         Dr. Konsynski, age 49, currently serves as a Class III director and has been a director of the Company since December 1996. Since 1993, Dr. Konsynski has been the George S. Craft Professor of Business Administration at the Goizueta Business School at Emory University. From 1987 to 1993, he served on the faculty at Harvard Business School. Dr. Konsynski is also a director of Tessco Technologies, Inc.

     DAVID T. LEACH

         Mr. Leach, age 49, currently serves as a Class II director and has been a director of the Company since February 1994. He has served as acting Chairman of the Board since January 2000 and served as Vice Chairman from September 1998 until January 2000. From March 1997 until September 1998, he served as Chief Executive Officer of the Company, from February 1994 until March 1997, he served as President and Chief Operating Officer of the Company, and from June 1992 until February 1994, he was Executive Vice President, Group Sales and Operations.

     JOHN D. LOWENBERG

         Mr. Lowenberg, age 57, currently serves as a Class III director and has been a director of the Company since December 1997. Mr. Lowenberg has been a manager of the general partner of Anvil Investment Associates, L.P., an investment fund since 1998. From 1970 to October 1997, he was employed by The Robinson-Humphrey Company, an investment banking firm, in increasingly senior capacities, serving as a Managing Director and a Director at the time of his departure. Mr. Lowenberg previously served as a director of the Company and its predecessors from 1983 to May 1995. Mr. Lowenberg has served as a Trustee since 1988 and the Chairman since 1990 of the Investment Committee of Denison University.

     AD NEDERLOF

         Mr. Nederlof, age 53, currently serves as a Class II director and has been a director of the Company since April 1997. Mr. Nederlof has served as President and Chief Executive Officer of Genesys Telecommunications Laboratories, a provider of call center software, since March 2000, and served as Senior Vice President - Europe, Middle East and Africa from March 1999 until March 2000. Genesys was acquired by Alcatel S.A. in January 2000. He served as President and Chief Operating Officer of Richter Systems, Inc., a provider of software applications for the retail industry, from March 1998 until February 1999. Mr. Nederlof was an independent software consultant from 1996 until March 1997. He served as Vice President of Oracle Northern Europe from 1994 to 1996, with responsibility for all Northern European subsidiaries. From 1991 to 1994, he served as Managing Director of Oracle Nederland BV, Oracle's Dutch subsidiary

     WILLIAM D. SAVOY

         Mr. Savoy, age 35, currently serves as a Class III director and has been a director of the Company since May 1993. Mr. Savoy has served as President of Vulcan Northwest, Inc. since 1988. Vulcan Ventures, Inc., a shareholder of the Company, and Vulcan Northwest, Inc. are beneficially owned by Paul G. Allen. Mr. Savoy is also a director of Telescan, Inc., Ticketmaster Online - City Search, Inc., USA Networks, Inc., Metricom, Inc., Charter Communications, Inc., drugstore.com, Go2Net, Inc., Value America and High Speed Access Corporation.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         During 1999, the Board of Directors held 15 meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served.

         The Company's Board of Directors has established an Audit Committee and Compensation Committee. John Lowenberg, Klaus Neugebauer, Ad Nederlof, David Hildes and Benn Konsynski presently serve on the Audit Committee. The Audit Committee met one time in 1999. The primary functions of the Audit Committee are to (i) review the scope and timing of the audit and non-audit services to be rendered by the Company's independent accountants, to review audit plans of the independent accountants and to review the reports upon completion of their audits, (ii) to review the appropriateness of the Company's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public, and (iii) to report to the Board of Directors on its activities. Stuart Bell, William Savoy and William King presently serve on the Compensation Committee. The Compensation Committee met 3 times in 1999. The primary functions of the Compensation Committee are to review and approve, subject to ratification of the Board of Directors, the Chief Executive Officer's compensation, to consult with the Chief Executive Officer and approve compensation for executive officers and other key employees, to administer the Company's stock option plans and employee stock purchase plan including approval of all awards thereunder, to approve management incentive plans for senior management, and to report to the Board of Directors on these activities.

         As compensation for serving on the Board of Directors, directors who are not also employees of the Company ("Nonemployee Directors") receive $1,250 for each meeting of the full Board and $250 for teleconference Board meetings of 90 minutes or less in which they participate. In the Company's discretion, Nonemployee Directors may also be reimbursed for reasonable expenses incurred by them in connection with their attendance at Board Meetings. Nonemployee Directors are also eligible to receive options under the Company's Amended and Restated 1993 Stock Option Plan for Nonemployee Directors. Under this plan, Nonemployee Directors receive an option to purchase 15,000 shares of Common Stock upon becoming a director and an additional 15,000 shares of Common Stock each year immediately following the Annual Shareholders meeting. These options are fully vested upon issuance.

EXECUTIVE OFFICERS

         In addition to the Chief Executive Officer, the following individuals serve as executive officers of the Company as of March 8, 2000:

     DAVID BURSIEK

         Mr. Bursiek, age 62, has served as Executive Vice President and General Manager of the Customer Solutions and Enhancements Division since February 1999. From January 1997 through February 1999, he served as Senior Vice President of Sales, with responsibility for mass deployment sales. From December 1996 until January

1997, he served as the Executive Vice President of Sales of Supply Tech, Inc., which was acquired by the Company in January 1997. From 1995 until December 1996, he was a management consultant with Optimum Associates, a consulting firm. In 1994, he served as Chief Executive Officer of Sapiens International, a software and consulting firm.

     DANIEL L. MANACK

         Mr. Manack, age 42, has served as Senior Vice President and General Manager, EC Solutions Division since February 1999. From February 1998 to February 1999, he served as Vice President and General Manager Professional Services & Outsourcing Practice, and from January 1997 to February 1998 he served as Vice President of Professional Services and Outsourcing. From September 1994 until December 1996, he was a principal with the Information Services unit of Unisys Corporation. From June 1980 through August 1994, Mr. Manack served in various managerial positions with Texas Instruments.

     JAMES K. MCCORMICK

         Mr. McCormick, age 43, has served as Chief Financial Officer of the Company since April 1, 1999. From September 1997 until February 1999, he served as Chief Financial Officer, Treasurer and Secretary of Knology Holdings, Inc., a telecommunications service provider. From 1992 until August 1997, he worked as Corporate Controller and Treasurer for United Dairy Farmers, Inc., which is a holding company for dairy retail and manufacturing companies.

     DOUGLAS ROBERTS

         Mr. Roberts, age 43, has served as Senior Vice President - Worldwide Sales of the Company since April 1999. From October 1995 until April 1999, he served as Senior Vice President - Sales, of BellSouth Wireless Data, a telecommunications wireless data provider. From October 1993 until October 1995, he served as Vice President - General Manager - International of Software AG, a software firm.

EXECUTIVE COMPENSATION

         The following table presents summary information concerning compensation earned for services rendered to the Company by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 1999 (collectively the "Named Executive Officers") for the fiscal years ended December 31, 1999, 1998 and 1997.


                                                    SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                                              Annual                    Compensation
                                                           Compensation                    Awards
                                                 ---------------------------------     --------------
                                                                                         Securities
                                                                                         Underlying          All Other
Name and Principal Position               Year           Salary            Bonus           Options        Compensation(1)
---------------------------               ----           ------            -----           -------        ---------------
James M. Travers(2)                       1999          $256,833          $ 86,940          100,000               --
   President and Chief Executive          1998           184,833             8,800          120,000               --
   Officer                                1997           140,985            59,000          108,750          $25,000(3)

C. Tycho Howle(2)                         1999          $314,583          $111,000               --               --
   Former Chairman of the Board           1998           257,216                --               --               --
   and Chief Executive Officer            1997           213,977            81,000          225,000               --

David Bursiek                             1999          $161,537          $ 64,864           35,000               --
   Executive Vice President,              1998           150,766            36,872           39,932               --
   Market Development                     1997           162,500            55,100           11,250               --

Daniel L. Manack(4)                       1999          $178,197          $ 76,512           35,000               --
   Executive Vice President,              1998           141,167            25,039           63,896               --
   Global Operations                      1997           122,375                --            7,500               --

Douglas L. Roberts(5)                     1999          $214,803          $106,667          200,000           45,799
   Senior Vice President,                 1998                --                --               --               --
   Worldwide Sales                        1997                --                --               --               --

(1) In accordance with rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted if such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2) In January 2000, Mr. Howle resigned as Chairman and Chief Executive Officer of the Company and Mr. Travers became President and Chief Executive Officer. During 1999, Mr. Travers served as President and Chief Operating Officer.
(3) Mr. Travers was reimbursed $25,000 for certain expenses incurred in connection with his relocation to Atlanta.
(4)      Mr. Manack joined the Company in March 1997.
(5) Mr. Roberts joined the Company in April 1999. Other compensation is primarily comprised of relocation costs.


 OPTION GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning options granted during the year ended December 31, 1999 to the Named Executive Officers:


                                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    Potential Realizable
                                                                                                      Value at Assumed
                          Number of                                                                 Annual Rates of Stock
                          Securities     % of Total Options       Exercise                         Price Appreciation for
                          Underlying    Granted to Employees       or Base                                Option Term (2)
                           Options               in                 Price        Expiration        -----------------------
Name                     Granted (1)         Fiscal Year           ($/Sh)           Date                 5%         10%
----                     -----------      -----------------      ----------      ----------             ----     ------
James M. Travers           100,000             4.93%             $10.50           04/30/06           $427,455   $1,618,698
C. Tycho Howle                  --               --                  --                 --                 --           --
David Bursiek               35,000             1.73                6.75           04/01/06             96,177      364,207
Daniel L. Manack            35,000             1.73                6.75           04/01/06             96,177      364,207
Douglas Roberts            200,000             9.86                8.87           04/09/06            722,196    2,734,828

-----------------
(1) The options granted to the Named Executive Officers were awarded under the Company's 1996 Stock Option Plan (the "1996 Plan"). The options granted under the 1996 Plan are exercisable for a period not to exceed seven years from the date of grant. Options generally vest over four years of continuous employment with the Company. The exercise price of each option granted was not less than 100% of the fair market value of a share of Common Stock on the date of grant.
(2) Amounts represent the hypothetical gains that could be achieved for the respective options at the end of the seven-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Commission and may not accurately reflect the appreciation of the price of the Common Stock from the grant date until the expiration of the option term. These assumptions are not intended to represent a forecast of future stock appreciation of the Common Stock. No assurance can be given that the Common Stock will appreciate at all.



OPTIONS EXERCISED AND YEAR-END VALUES OF EXERCISED OPTIONS

         The following table sets forth information as of December 31, 1999, regarding the number of shares received and the value realized upon exercise of the stock options, and the number and value of exercisable and unexercisable options to purchase Common Stock held by the Named Executive Officers.



                        AGGREGATED OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

                                                            Number of Shares
                                                                Underlying                  Value of Unexercised
                                                          Unexercised Options at            In-the-Money Options
                          Shares                            December 31, 1999              at December 31, 1999 (2)
                          Acquired        Value       ---------------------------       ----------------------------
 Name                    On Exercise   Realized (1)   Exercisable   Unexercisable       Exercisable    Unexercisable
 ----                    -----------   ------------   -----------   -------------       -----------    -------------
James M. Travers             --               --        135,243        244,430          $3,194,059       $5,300,570
C. Tycho Howle               --               --        225,000        168,750           4,976,550        3,624,694
David Bursiek             5,000          $54,825          4,984         64,948             124,216        1,623,294
Daniel L. Manack             --               --         15,975         82,921             397,905        2,070,817
Douglas Roberts              --               --             --        200,000                  --        4,588,600

----------------
(1) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price of the Common Stock as reported by The Nasdaq Stock Market on the date of exercise and the exercise price of the options.
(2) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price for the Common Stock of $31.8130 as reported by The Nasdaq Stock Market on December 31, 1999 and the exercise price of the options.

AGREEMENTS WITH EMPLOYEES

         Employees of the Company, including executive officers, are required to sign an agreement with the Company defining the employee's responsibilities, restricting the ability of the employee to compete with the Company during his or her employment and for a designated period thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company. The agreements have an indefinite term, but the employee may terminate employment with the Company at any time.

         Effective January 19, 2000, the Company entered into an employment agreement with James M. Travers to provide for Mr. Travers' continued services as President and Chief Executive Officer. The employment agreement provides for a three-year term at an initial base salary of $250,000, with a bonus opportunity of 75% of base salary at target if certain performance criteria are met. In addition to the terms of the Company's standard employment agreement described above, Mr. Travers' employment agreement provides for: (i) an option grant under the 1996 Plan to purchase 200,000 shares of Common Stock at a price equal to the Fair Market Value of the Common Stock on the date of the grant,
(ii) termination for cause by the Company without payment of severance, (iii) voluntary departure by Mr. Travers without severance, and (iv) termination without cause by the Company with payment of severance.

         The Company may terminate Mr. Travers for cause if Mr. Travers: (i) knowingly and willfully engages in misconduct with respect to the business and affairs of the Company, (ii) violates any policy of the Company in a material way relating to ethical business conduct, practices or fiduciary duties of a senior executive, (iii) knowingly and willfully breaches any material provision of his employment agreement that is not remedied within 30 days after receipt of notice, (iv) commits a felony or an illegal act involving moral turpitude or fraud or dishonesty that may reasonably be expected to have a material adverse effect on the Company, or (v) fails to comply with reasonable directives of the Board, if not remedied within 30 days after receipt of notice. If the Company terminates Mr. Travers without cause, then the Company will be obligated to pay Mr. Travers the net present value of the compensation that would be payable to Mr. Travers during the remaining term of his employment agreement.

         Mr. Travers' stock options vest ratably over four years. In the event Company terminates Mr. Travers without cause, the stock options will continue to vest as if he were still employed by the Company. Further, in the event of a "Change in Control" of the Company, Mr. Travers' stock options shall immediately vest in their entirety. A "Change in Control" shall be deemed to have occurred if (and only if) any of the following shall have taken place: (i) a change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

         On March 4, 1997, the Company entered into an employment agreement with
C. Tycho Howle in relation to his services as Chairman and Chief Executive Officer of the Company, on substantially the same terms as Mr. Travers' agreement. The employment agreement provided for a four-year term at a base salary of $275,000 per year for the period between January 1, 1999 and March 31, 1999 and $300,000 per year for the period between April 1, 1999 and December 31, 1999, with a bonus opportunity of 50% of base salary at target if certain performance criteria were met. Mr. Howle voluntarily resigned as Chairman and Chief Executive Officer in January 2000 and will not receive any payments from the Company under his contract.

         In addition to the standard employment agreements referred to above, Messrs. Manack and Roberts have entered into amendments to their respective employment agreements which provide that in the event of "Change of

Control" of the Company and their termination of employment from the Company in connection with the "Change of Control", all outstanding unvested stock options will become fully vested and exercisable. Mr. Bursiek has entered into an amendment to his employment agreement, which provides that in the event of "Change of Control" and his termination in connection therewith, Mr. Bursiek will receive certain cash payments.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership of Common Stock and any other equity securities of the Company with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such forms they file.

         Based solely on a review of the copies of the forms that it has received, and on written representations from certain reporting persons that no additional forms were required, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all of these filing requirements in 1999.

401(K) PROFIT SHARING PLAN

         Effective April 1, 1998, the Company merged its previous three 401(k) plans into one plan, now called the Harbinger Corporation 401(k) Retirement Plan (the "401(k) Plan"). The 401(k) Plan is intended to be a profit sharing plan as defined for purposes of Sections 401(a), 402, 412 and 417 of the Code of 1986, as amended (the "Code"), contain a cash or deferred arrangement under Sections 401(F) of the Code, and comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

         The 401(k) Plan allows eligible employees to participate beginning on the first day of the first month following the employee's hire date. The employee may contribute from 2% to 15% of salary to the 401(k) Plan up to a maximum of $10,000 per year. The Company makes a discretionary matching contribution of 50% of the employee's contribution, up to a maximum of 4% of annual compensation, subject to a $2,200 limit per employee. The Company match is made each pay period and vests 25% per year while the employee remains employed. Unvested portions of the Company match are forfeited at termination of employment.

STOCK OPTION PLANS AND STOCK PURCHASE PLAN

         Stock Option Plans. The Company's 1996 Stock Option Plan (the "1996 Plan") was approved by the Company's shareholders and became effective on May 8, 1996. The 1996 Plan replaced the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Plan"). Following approval of the 1996 Plan at the Annual Shareholders Meeting in 1996, no further stock options were granted under the 1989 Plan. The 1989 Plan continues in effect only with respect to outstanding stock options which were granted under that plan and will terminate and cease to exist as of the date on which all outstanding stock options which were granted under the 1989 Plan are exercised in full, expired or canceled. The purpose of the 1996 Plan is to provide incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. The aggregate number of shares of Common Stock reserved for issuance under the 1996 Plan is 8,737,500 shares, plus an amount equal to the number of all shares that are either not subject to options granted under the 1989 Plan or were subject to options granted under the 1989 Plan that expire without exercise. If Proposal 2 below is approved, the number of shares reserved for issuance under the 1996 Plan will be increased by 1,000,000 shares. Options granted under the 1996 Plan may be either (i) options intended to qualify as "incentive stock options" under
Section 422 of the Code, or (ii) non-qualified stock options. The 1996 Plan permits the grant of stock appreciation rights in connection with the grant of stock options. Stock options may be granted under the 1996 Plan for all employees and consultants of the Company, or of any present or future subsidiary or parent of the Company, who are considered "key employees" or "key consultants." The 1996 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible officers, directors, consultants or employees to whom options may be granted, the number of shares of the Company's Common Stock subject to each option, and the extent to which options may be exercisable. The Compensation Committee is empowered to interpret the 1996 Plan and to prescribe, amend and rescind the rules and regulations pertaining to the 1996 Plan. Options granted under the 1996 Plan generally vest ratably over four years. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee, unless otherwise approved by the Compensation Committee.

         Any incentive stock option that is granted under the 1996 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which may be less than the fair market value of the Common Stock on the date of grant.

         Each option granted under the 1996 Plan is exercisable for a period determined by the Compensation Committee, which period may not exceed ten years from the date of grant (or five years in the case of a holder of more than 10% of the total combined power of all classes of stock of the Company or of a subsidiary or parent of the Company). Options terminate upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.

         The terms of the 1989 Plan are substantially similar to the terms of the 1996 Plan. The material difference between the plans is the manner of exercise permitted by the 1996 Plan. Under the 1996 Plan, payment of the purchase price for shares of Common Stock purchased upon exercise of an option may be made in any of the following terms: (i) in cash; (ii) by delivery to the Company of a number of shares of Common Stock which have been owned by the optionee for at least six months prior to the date of exercise of the option having an aggregate fair market value on the date of delivery of not less than the total purchase price for the shares being purchased upon exercise of the option; (iii) by delivery of a promissory note executed by the optionee to the Company which shall include such terms and conditions as approved by the Board of Directors, including without limitation, that: (a) the balance equal to the aggregate purchase price for the shares being purchased shall be payable in equal installments over such a period as approved by the Board of Directors; (b) interest shall accrue at a per annum rate equal to the prime rate as announced by the Wall Street Journal as the prevailing "prime rate" of interest per annum; and (c) the optionee shall be personally liable for the repayment of the unpaid principal balance of the loan and any and all accrued but unpaid interest on the loan; (iv) by surrender of a number of shares of Common Stock otherwise issuable upon exercise of the option having an aggregate fair market value on the date of exercise of not less than the total purchase price for all shares being purchased upon exercise of the option, including the shares being surrendered; and (v) in any combination of the forms described above as approved by the Board of Directors.

         As of March 8, 2000, options to purchase 361,918 shares of Common Stock were outstanding under the 1989 Plan and 2,772,825 shares of Common Stock had been issued upon exercise of options granted under such plan. As of March 8, 2000, options to purchase 5,752,526 shares of Common Stock were outstanding under the 1996 Stock Option Plan and 2,075,597 shares of Common Stock had been issued upon exercise of options granted under such plan.

         Nonemployee Directors Plan. The Amended and Restated 1993 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan") became effective on April 30, 1993. A total of 525,000 shares of Common Stock have been reserved for issuance under the Nonemployee Directors Plan. If Proposal No. 4 is approved, the number of shares reserved for issuance under the Nonemployee Directors Plan will be increased by 350,000 shares.

         The terms of the options granted under the Nonemployee Directors Plan, including the exercise price, dates and number of shares subject to the options are specified in the Nonemployee Directors Plan. The Nonemployee Directors Plan provides for the automatic granting of non-qualified stock options to Nonemployee Directors. Each Nonemployee Director receives an option to purchase 15,000 shares of Common Stock on the date of, and at a time immediately following every, annual meeting of the shareholders ("Annual Grant"). Each Nonemployee Director who is first appointed or elected to the Board and attends a regular quarterly meeting of the Board which occurs at any time other than at an annual meeting of the shareholders is granted an option to purchase a number of shares of

Common Stock equal to the product of (i) 15,000 multiplied by (ii) a fraction, the numerator of which is the number of regular quarterly directors meetings expected by the Chief Executive Officer of the Company to occur between the date that such Nonemployee Director is appointed or elected to the Board and the first annual meeting of shareholders following such appointment or election, and the denominator of which is four (the "Interim Grant"). Annual Grants and Interim Grants vest upon grant. No option is transferable by the optionee other than by will or laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee, unless otherwise approved by the Compensation Committee. The exercise price of all options must be at least equal to the fair market value of the shares on the date of grant, and the term of each option may not exceed seven years. The Nonemployee Directors Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

         As of March 8, 2000, options to purchase an aggregate of 355,874 shares of Common Stock were outstanding under the Nonemployee Directors Plan and approximately 94,312 shares had been issued pursuant to the exercise of options granted under the plan.

         Stock Purchase Plan. On May 8, 1995, the shareholders of the Company approved the Amended and Restated Harbinger Corporation Employee Stock Purchase Plan ("Stock Purchase Plan") to be effective January 1, 1996. The purpose of the Stock Purchase Plan is to encourage and enable employees of the Company and its subsidiaries to acquire a proprietary interest in the Company through ownership of shares of Common Stock. The Stock Purchase Plan authorizes the issuance of up to 487,500 shares of Common Stock (subject to adjustment for capital changes) pursuant to the exercise of non-transferable options granted to participating employees. If Proposal 3 below is approved, the number of shares reserved for issuance under the Stock Purchase Plan will be increased by 100,000 shares.

         An employee who elects to participate in the Stock Purchase Plan must authorize a stated dollar amount of the employee's regular pay to be deducted by the Company from the employee's pay during each of four quarterly payroll deduction periods (each a "Purchase Period"). The minimum deduction for a participant is $10.00 per pay period. Purchase Periods begin on January 1, April 1, July 1, and October 1 of each calendar year. On the last day of each Purchase Period, the Company is deemed to have granted a purchase right to each participant as of the first day of the Purchase Period to purchase as many shares of Common Stock as can be purchased with the participant's payroll deductions. On the last business day prior to reporting of financial results for the current fiscal period, the participant is deemed to have exercised this option, at the option price, to the extent of such participant's accumulated payroll deductions. The participant may not purchase Common Stock having a fair market value (measured on the first business day of the Purchase Period) in excess of $3,750 during a Purchase Period. The option price under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock on the third business day after the reporting of financial results for either the prior or current fiscal period, whichever is lower. Interest is not paid on amounts deducted from an employee's pay and used to purchase Common Stock under the Stock Purchase Plan. An employee may not sell shares purchased under the Stock Purchase Plan for at least one Purchase Period following the Purchase Period in which the option for such shares was granted.

         An employee elects to participate by delivering to the Company a participation form authorizing the stated dollar amount to be deducted each pay period for the entire Purchase Period. If an employee does not file a participation form at least 15 days before the start of a Purchase Period, the employee's election or payroll deductions for the preceding Purchase Period remains in effect. Employee's rights under the Stock Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution.

         Employees of the Company and whose customary employment is more than 20 hours per week and five or more months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power of value of all classes of stock of the Company. As of March 8, 2000, approximately 869 employees are eligible to participate in the Stock Purchase Plan.

         An employee's rights under the Stock Purchase Plan terminate upon termination of his or her employment for any reason, including retirement. Upon termination, the Company will refund the employee's payroll deductions made during the Purchase Period. A participant may withdraw from the Stock Purchase Plan at any time prior to the last business day of any Purchase Period by delivering to the Company a participation withdrawal form. The participant may elect on the withdrawal form to receive all of the accumulated payroll deductions as a refund or to exercise the participant's outstanding purchase rights to purchase Common Stock in the amount of payroll deductions withheld during the Purchase Period. A participant who withdraws from the Stock Purchase Plan is not eligible to rejoin the Stock Purchase Plan until the second Purchase Period following the Purchase Period of withdrawal. In the event a participant who is an officer who files reports under Section 16 of the Securities Exchange Act of 1934, as amended, ceases participation in the Plan, such officer may not re-enroll in the Plan under the Purchase Period beginning coincident with or immediately following the expiration of a six-month period beginning upon the effective date of such officer's withdrawal from the Plan.

         The Plan is administered by the Compensation Committee. No member of the Board of Directors is eligible to participate in the Stock Purchase Plan during the period he serves as a member of the Compensation Committee. The proceeds received by the Company from the sale of Common Stock pursuant to the Stock Purchase Plan will be used for general corporate purposes.

         The following discussion summarizes certain tax considerations for employees participating in the Stock Purchase Plan and certain tax effects to the Company. However, the summary does not address every situation that may result in taxation. For example, it does not discuss the state taxes or the tax implications arising from a participant's death. The Stock Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Section 401(a) of the Code are not applicable to the Stock Purchase Plan.

         Amounts deducted from any employee's pay under the Stock Purchase Plan are included in the employee's compensation subject to federal income and social security taxes, and the Company will withhold taxes on these amounts. An employee of the Company will not recognize any additional income at the time he or she elects to participate in the Stock Purchase Plan, or purchase Common Stock under the Stock Purchase Plan.

         If an employee of the Company disposes of Common Stock purchased pursuant to the Stock Purchase Plan within two years after the first business day of the Purchase Period in which such stock was purchased, the employee will recognize ordinary compensation income at the time of disposition in an amount equal to the excess of the fair market value of the stock on the day the stock was purchased over the purchase price the employee paid for the stock (i.e., the amounts withheld from the employee's compensation used to purchase the stock). This amount may be subject to withholding taxes, including social security taxes. In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount taxed as compensation income). Generally, if the shares have been held for more than eighteen months, such gain or loss will be long-term capital gain or loss.

         If an employee of the Company disposes of Common Stock purchased pursuant to the Stock Purchase Plan more than two years after the first business day of the Purchase Period in which such stock was purchased, the employee will recognize as ordinary compensation income at the time of such disposition an amount equal to the lesser of (a) the excess of the fair market value of the stock measured at the time of such disposition over the amount paid for the stock, or (b) 15% of the fair market value of the stock measured as of the first business day of the Purchase Period in which the stock was purchased. This amount, however, is not subject to social security taxes or other withholding. In addition, the employee generally will recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount, if any, taxed as compensation income).

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1999 compensation was determined for the executive officers of the Company, with particular detail given to the 1999 compensation for the Company's Chief Executive Officer.

         During 1999, the Compensation Committee was comprised of Stuart L. Bell, William D. Savoy and William B. King.

         Duties of the Committee include establishing and approving compensation of the Chief Executive Officer, consulting with the Chief Executive Officer for the purpose of reviewing and approving compensation for other executive officers and key employees, administering the Company's stock option and stock purchase plans for employees, and approving management incentive bonuses. In performing the duties described above, the Compensation Committee seeks to achieve the following:

         (i) to provide compensation opportunities that are based on the performance of the Company,

         (ii) to provide competitive compensation programs that enable the Company to attract and retain highly qualified executive managers who are focused on enhancing shareholder value, and

         (iii) to coordinate compensation programs and practices so that they promote the Company's annual and long-term business objectives and strategies.

         The Compensation Committee in all instances seeks to link compensation to the value and level of the performance of the executive. The Compensation Committee seeks to achieve this objective by implementing, as the principal components of compensation, a program of base salary, incentive compensation and equity-based incentives. The compensation decisions of the Committee relative to the Company's executive officers and key employees are described below as to each of the foregoing components.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

         Salary. The salary levels of the Company's executive officers and other key employees are reviewed by the Committee annually. In determining appropriate base-salary levels, the Committee considers factors such as duties and responsibilities inherent in the position held, initiative, performance, tenure and pay practices for comparable companies, as well as business conditions generally prevailing in the software and technology industries on whole. The Company refers to external information to determine base salaries paid by other companies for comparable positions. For example, the Company refers to a survey by organizations such as the American Electronics Association and Culpepper and Associates for both executives and non-executives to determine market salaries for comparable positions paid by other software and electronic commerce companies of similar size, and awards salary increases based on the number of years experience and performance, giving consideration to the market salaries reflected by these surveys. Additionally, for certain executive officers, compensation arrangements are often set forth in employment contracts with specified terms.

         Cash Bonuses. Annual cash bonuses are determined and paid to executives and key employees pursuant to the Company's compensation plan for executive officers and other key employees. For each executive and key employee, the cash bonus is based in whole or in part upon the attainment of financial objectives, either for the Company as a whole, or for the employee's area of responsibility. For 1999, these objectives were weighted 50% to the attainment of targeted operating income and 50% to the attainment of targeted revenue. The Compensation Committee believes that the equal weighting of revenue and operating income emphasized the Company's perception of the importance of increasing its market share in the rapidly growing market for electronic commerce software and services. Cash bonuses for executive officers and other key employees are targeted at ranges from 25% of base salary to 50% of base salary. The amount of the bonus payable to any executive officer or other key employee ranges from zero percent of targeted bonus to a maximum of 200% of targeted bonus depending on the level of financial performance and other goals achieved. Since bonus payments are based in whole or in part on the degree in which the Company achieves its overall operating income and revenue goals, the compensation of executive officers and key employees is higher during years in which the Company meets or exceeds its specified financial performance goals. Operating income (excluding purchased in-process product development, write-off of software development costs, acquisition related and other one-time charges) and revenues for the year ended December 31, 1999 were $12.6 million and $155.5 million, respectively, as compared to an operating income and revenues of $14.4 million and $135.1 million, respectively, for the year ended December 31, 1998. Total cash bonuses of approximately $446,000 were paid to five members of senior management participating in the incentive plan during 1999. Total cash bonuses of approximately $990,000 were paid to 80 members of senior management participating in the plan during 1998.

         Equity-based Incentives. The Company maintains stock option plans to provide executive officers and other key employees and consultants with additional incentive to promote the financial success of the Company which, in turn, is intended to positively impact the value of the Common Stock. Options granted under the Company's stock option plans have generally been long-term (seven years), and options granted since July 1994 generally vest ratably over the four years following the date of grant. All such options are priced and exercisable at fair market value on the date of grant. With such features, the Company considers stock options as an effective way of aligning the interest of management with the interest of the Company's shareholders to promote growth in the Company's stock price and inducing executive officers and other key employees to remain with the Company on a long-term basis. The Compensation Committee believes that the Company's long-term goals will best be achieved by maintaining in place the core management team of executive officers and other key employees. During 1999, options to purchase 580,000 shares of Common Stock were awarded to executive officers. As of December 31, 1999, options to purchase an aggregate of 7,278,200 shares of Common Stock were held by 730 employees under the Company's stock option plans. Included in this amount as of December 31, 1999 are options to purchase approximately 1,212,451 shares of Common Stock at an average exercise price of $9.91 held by executive officers named in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         James M. Travers became the Chief Executive Officer of the Company in January 2000, succeeding C. Tycho Howle. In establishing the 1999 cash bonus compensation for Mr. Howle, the Company observed similar guidelines as set forth for executive officers generally while noting that Mr. Howle resigned after an interim bonus had been paid but before his final bonus was to be calculated and any difference paid. The Company did not assign specific weighting to guidelines or factors other than the weighting that is applied to the achievement of operating income and revenue goals. During 1999, Mr. Howle's base salary was increased to $300,000, as compared to $275,000 for the immediately preceding year in which he served as Chairman and Chief Executive Officer. The Compensation Committee approved an interim bonus of $111,000 to Mr. Howle for 1999, reflecting the fact that the Company planned to meet its targeted goals for operating income and revenue for the fourth quarter of 1999 and had met such targets for prior quarters in 1999. Mr. Howle's bonus was targeted at 50% of base salary if the Company achieved targeted operating income and revenue goals. In 1998, the former chief executive officer did not receive a bonus.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

         Section 162(m) of the Code limits the deduction allowable to the Company for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that awards under the Company's management incentive plan and its award of options made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding the Company's policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer's income to exceed the deductible limits.

                                              Compensation Committee


                                              Stuart L. Bell
                                              William D. Savoy
                                              William B. King


                                              STOCK PERFORMANCE GRAPH

         The following line-graph provides a comparison of the cumulative total shareholder return on the Common Stock for the period from August 25, 1995, the date of the Company's initial public offering, against the cumulative shareholder return during such period achieved by the Nasdaq Stock Market (U.S. Companies) and the Index for Nasdaq Computer and Data Processing Stocks (the "Nasdaq Computer Index"). All amounts have been calculated as if all dividends were reinvested.


                      HARBINGER      NASDAQ STOCK MARKET (US    NASDAQ COMPUTER AND DATA
                     CORPORATION           COMPANIES)               PROCESSING STOCKS
                     -----------     -----------------------    ------------------------
12/30/1994                                     72.9                        67.7
12/29/1995              152.1                 103.0                       103.0
12/31/1996              173.6                 126.8                       127.2
12/31/1997              278.9                 155.3                       156.2
12/31/1998              119.0                 218.8                       278.8
12/31/1999              473.2                 397.8                       601.0


         The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1999, Stuart Bell, William Savoy and William King served as members of the Compensation Committee of the Board of Directors. None of these directors served as an officer or employee or was formerly an officer of the Company or its subsidiaries.


                              CERTAIN TRANSACTIONS

         The Company has purchased insurance on the life of Mr. Travers and at December 1999 had similar insurance on the life of Mr. Howle. The policy for Mr. Howle was cancelled in January 2000.

         The Company earned $73,000 in revenue in 1999 for software development, consulting and network services under an agreement with Lifeline Networks, B.V. ("Lifeline"), an entity in which Ad Nederlof is a minority shareholder. Mr. Nederlof has been a director of the Company since April 1997. The Company also paid $23,000 to Lifeline for expenses relating to support in terminating certain discontinued lines of business in the Company's Dutch subsidiary.

                                   PROPOSAL 2

                     AMENDMENT TO THE 1996 STOCK OPTION PLAN

         The Board has approved and recommends to the Shareholders that they approve a proposal to amend the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock available for grant under such plan from 8,737,500 to 9,737,500 (not including shares reserved but not issued under the 1989 Plan), an increase of 1,000,000 shares of Common Stock. As of March 8, 2000, there were approximately 984,194 options available to purchase shares of Common Stock under the 1996 Plan. Therefore, in the event that the proposed amendment is approved, approximately 1,871,691 options would be available for grant under the 1996 Plan. The text of the proposed amendment to the 1996 Plan is set forth in Annex A to this Proxy Statement. The 1996 Plan is described above under "Proposal 1 -- Stock Option Plans and Stock Purchase Plan" and is qualified in its entirety by reference to the text of the 1996 Plan.

         The proposed amendment to the 1996 Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted "FOR" adoption of the proposed amendment to the 1996 Plan. The Board has determined that the amendment to the 1996 Plan is in the best interest of the Company and its shareholders. The proposed amendment would provide additional shares for grant to officers, directors, consultants and key employees of the Company. The Board believes that grants of stock options are an effective method to attract and retain officers, directors, consultants and key employees and that the availability of shares for future grants under the plan is important to the Company's business prospects and operations.

         The Board of Directors recommends a vote FOR the approval of the Amendment to the 1996 Plan.

                                   PROPOSAL 3

                  AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

         The Board has approved and recommends to the shareholders that they approve a proposal to amend the Company's Amended and Restated Harbinger Corporation Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance under such plan from 487,500 to 587,500, an increase of 100,000 shares of Common Stock. As of March 8, 2000, there were approximately 101,170 shares of Common Stock available for issuance under the Stock Purchase Plan. Therefore, in the event that the proposed amendment is approved, approximately 201,170 shares would be available for issuance under the Stock Purchase Plan. The text of the proposed amendment to the Stock Purchase Plan is set forth as Annex B to this Proxy Statement. The Stock Purchase Plan is described above under "Proposal 1--Stock Option Plans and Stock Purchase Plan" and is qualified in its entirety by reference to the text of the Stock Purchase Plan.

         The proposed amendment to the Stock Purchase Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted "FOR" adoption of the proposed amendment to the Stock Purchase Plan. The Board has determined that the Amendment to the Stock Purchase Plan is in the best interest of the Company and its shareholders. The Board believes that availability of the Stock Purchase Plan is an effective method to attract and retain employees, as it effectively aligns the interests of employee participants and the shareholders.

         The Board of Directors recommends a vote FOR the approval of the Amendment to the Stock Purchase Plan.

                                   PROPOSAL 4
            AMENDMENT TO AMENDED AND RESTATED 1993 STOCK OPTION PLAN
                            FOR NONEMPLOYEE DIRECTORS

         The Board has approved and recommends to the shareholders that they approve a proposal to amend the Amended and Restated 1993 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan") to increase the number of shares of Common Stock available for grant under such plan from 525,000 to 875,000, an increase of 350,000 shares of Common Stock. As of March 8, 2000, there were approximately 74,814 options available to purchase shares of Common Stock under the Nonemployee Directors Plan. Therefore, in the event that the proposed amendment is approved, approximately 424,814 options would be available for grant under the Nonemployee Directors Stock Option Plan. The text of the proposed amendment is set forth in Annex C to this Proxy Statement. The Nonemployee Directors Plan is described above under "Proposal 1 - Stock Option Plans and Stock Purchase Plan" and is qualified in its entirety by reference to the text of the Nonemployee Directors Plan.

         The proposed amendment to the Nonemployee Directors Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted "FOR" adoption of the proposed amendment to the Nonemployee Directors Plan. The Board has determined that the amendment to the Nonemployee Directors Plan is in the best interest of the Company and its shareholders. The proposed amendment would provide additional shares for grants to attract and retain non-employee directors.

         The Board of Directors recommends a vote FOR the approval of the Amendment to the Nonemployee Directors Plan.

                                   PROPOSAL 5

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         In January 2000, the Board of Directors appointed the accounting firm of KPMG LLP to serve as its independent auditor for the year ending December 31, 2000. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         The Board of Directors recommends that the shareholders vote FOR ratification of selection of independent auditors.

                              SHAREHOLDER PROPOSALS

         Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2001 Annual Meeting of Shareholders must be received by the Company no later than December 25, 2000, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2001 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

         In order for a shareholder to bring any business or nominations before the 2000 Annual Meeting of Shareholders, certain conditions set forth in Sections 16 and 17 of the Company's Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 30 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 30 days notice of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed.

                                  OTHER MATTERS

         Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement.


                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      /s/ James M. Travers


                                      James M. Travers
                                      President and Chief Executive Officer

                                                                         ANNEX A


                        TEXT OF PROPOSED AMENDMENT TO THE
                             1996 STOCK OPTION PLAN



         SECTION 1. Section 3.1 of the 1996 Stock Option Plan (the "Plan") is hereby amended by deleting the first sentence of Section 3.1 of the Plan in its entirety and substituting in lieu thereof the following:

                  "3.1 SHARES RESERVED FOR ISSUANCE. Subject to any antidilution adjustment pursuant to Section 3.2, the maximum number of Shares that may be subject to Options granted hereunder shall not exceed 9,737,500, plus the number of Prior Plan Shares."

                                                                         ANNEX B

                        TEXT OF PROPOSED AMENDMENT TO THE
                   AMENDED AND RESTATED HARBINGER CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


         SECTION 1. Section 4(a) of the Plan is hereby amended by deleting the first sentence of Section 4(a) of the Plan in its entirety and substituting in lieu thereof the following:

                  "(a) The maximum number of shares which may be granted and purchased under the Plan may not exceed five hundred eighty-seven thousand five hundred (587,500) shares of Common Stock (subject to adjustment as provided in Section 15), which may be authorized but unissued shares, re-acquired shares or shares bought on the open market."

                                                                         ANNEX C

                        TEXT OF PROPOSED AMENDMENT TO THE
                   AMENDED AND RESTATED 1993 STOCK OPTION PLAN
                            FOR NONEMPLOYEE DIRECTORS


         SECTION 1. Section 2 of the Plan is hereby amended by deleting the first sentence of Section 2 of the Plan in its entirety and substituting in lieu thereof the following:

                           2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 6, the total number of shares of $.0001 par value common stock (the "Common Stock") of the Company for which options may be granted under the Plan (the "Shares") shall be 875,000 less the number of Shares of Common Stock issuable pursuant to options granted under the Restated 1993 Stock Option Plan for Nonemployee Directors."

                             HARBINGER CORPORATION
                             1277 LENOX PARK BLVD.
                               ATLANTA, GA 30319

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints James Travers, James McCormick, and Loren Wimpfheimer, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of Common Stock of Harbinger Corporation held of record by the undersigned on March 8, 2000, at the annual meeting of shareholders to be held on April 25, 2000 or any adjournment thereof, as designated on the reverse side hereof and in their discretion as to other matters.

  Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 through 5.

  [ ] I PLAN TO ATTEND MEETING

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND
                          "FOR" PROPOSALS 2 THROUGH 5.
 1. Election of the following Nominees as Directors:

                                           Bell, Travers, King, Neugebauer
     [ ] FOR all Nominees                  [ ] WITHHELD for all
                                               Nominees

  INSTRUCTIONS: Withhold for the following only (Write the name of the nominee(s) in the space below)

--------------------------------------------------------------------------------

                           (continued on other side)

  2. Approval of modification to the Company's 1996 Stock Option Plan.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

  3. Approval of modification to the Company's Amended and Restated Harbinger Corporation Employee Stock Purchase Plan.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

  4. Approval of modification to the Company's Amended and Restated 1993 Stock Option Plan for Nonemployee Directors.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

  5. Ratification of Selection of KPMG LLP as Independent Auditors.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                                                 PLEASE MARK YOUR CHOICE LIKE
                                                 THIS IN [X] BLUE OR BLACK INK,

                                                 Date
                                                     ---------------------------


                                                 -------------------------------
                                                 Signature


                                                 -------------------------------
                                                 Signature if held jointly

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED
                                   ENVELOPE.